Exhibit 10.5

AVON PRODUCTS, INC.

INTERNATIONAL RETIREMENT PLAN

Amended and Restated effective as of January 1, 2009

AVON PRODUCTS, INC.
INTERNATIONAL RETIREMENT PLAN

ARTICLE 1 - PURPOSE

The purpose of this Avon Products, Inc. International Retirement Plan (the "Plan") is to provide benefits to certain international associates of Avon Products, Inc. (the “Primary Sponsor”) and certain of its subsidiaries and affiliates. These associates either (a) are career mobile associates or (b) perform services in a country where they are unable to participate in a competitive retirement plan. All benefits payable under the Plan shall be paid out of the general assets of the Company.

ARTICLE 2 - DEFINITIONS

2.1    “Account” means the sum of a Participant’s Initial Credit (if any), Pay-Based Credits, and Interest Credits, as provided in Article 4 below. Each Participant may have two sub-Accounts, one sub-Account in which Section 409A Amounts are credited and one sub-Account in which Non-Section 409A Amounts are credited.

2.2    “Administrator” means the Senior Vice President, Human Resources of the Primary Sponsor.

2.3    “Associate” means an individual who is employed by the Company.

2.4    “Company” means (a) the Primary Sponsor, (b) its majority-owned subsidiaries, (c) any successor of the Primary Sponsor by merger, purchase, or otherwise with respect to its Associates, or (d) any other affiliated company or subsidiary authorized by the Administrator to participate in the Plan.

2.5    “Covered Pay” means the total of the following amounts that are paid by the Company to or on behalf of the Participant during the Plan Year (or the applicable portion of the Plan Year):

(a)    base pay; and
(b)    Avon Products, Inc. Management Incentive Plan (“MIP”) bonus paid during the Plan Year for services performed during the prior year.
For purposes of Section 2.5(a) above, “base pay” is base pay prior to the pre-tax deferral of salary or other compensation to a retirement plan, deferred compensation plan, or other employee benefit program. Base pay includes any 13th or 14th month pay to the extent that local market practice dictates that 13th or 14th month pay is considered part of salary rather than bonus.

Effective July 1, 2009, only the portion, if any, of such MIP bonus under Section 2.5(b) above that does not exceed one hundred percent (100%) of the Participant’s MIP target bonus for the prior year will be included as Covered Pay.

All other forms of compensation are excluded from Covered Pay, including but not limited to bonuses other than MIP bonuses, foreign service premiums or tax equalization payments that serve as incentives to accept foreign assignments, international assignment allowances, salary continuation, or income from Company-granted stock options or other equity incentives. Effective July 1, 2009, also excluded from Covered Pay is the portion, if any, of MIP bonuses in excess of one hundred percent (100%) of the prior year’s base pay.

2.6    “Disability” means a Participant’s inability to fully perform the essential duties of his occupation for the Company as a result of his injury (defined as an accidental bodily injury neither expected nor initiated by the Participant) or illness (defined as a physical or mental disease or disorder, pregnancy, childbirth, or related medical condition). The determination of whether or not a Disability exists shall be made by the Administrator and shall be confirmed by competent medical evidence. “Grandfathered Participant” means a Participant who was a Participant in the Plan on June 30, 2009.

2.7    “New Participant” means a Participant who begins to participate in the Plan after June 30, 2009.

2.8    “Non-Section 409A Amount” means an amount deferred under the Plan that is not subject to, or is exempt from, Section 409A, including without limitation amounts that are not subject to Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(8)(ii).

2.9    “Participant” means any Associate or former Associate who has become a participant in the Plan for whom benefits under the Plan have not been fully distributed. Participants include Grandfathered Participants and New Participants.

2.10    “Plan” means the Avon Products, Inc. International Retirement Plan, as described herein or as hereafter amended.

2.11    “Plan Year” means the calendar year.

2.12    “Primary Sponsor” means Avon Products, Inc.

2.13    “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, including any regulations and other guidance issued under such Section.

2.14    “Section 409A Amount” means an amount deferred under the Plan that is not a Non-Section 409A Amount.

2.15    “Separation from Service” means a “separation from service” (as defined under Section 409A). If a Participant is on military leave, sick leave, or other bona fide leave of absence, then that Participant will not be deemed to have incurred a Separation from Service unless such leave extends beyond six (6) months, in which case the Separation from Service will occur on the day immediately following the expiration of such six (6) month period; provided that a Participant who has a statutory or contractual right to reemployment while on a leave of absence will not be deemed to have incurred a Separation from Service, even if such leave extends beyond six (6) months, as long as such statutory or contractual right remains in effect. However, if a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform his job duties or the duties of a similar job position, then the six (6) month period in the prior sentence is replaced with a twenty-nine (29) month period. A leave of absence will constitute a “bona fide leave of absence” only if there is a reasonable expectation that the Participant will return to perform service for the Company.

ARTICLE 3 - PARTICIPATION

3.1    Eligibility to Participate

(a)    The Administrator shall, in his sole discretion, designate the Associates who may participate in the Plan. Such designation shall be made in a letter from the Administrator to the Associate, specifying the effective date of the Associate’s participation in the Plan.
(b)    The Administrator shall designate Participants from those Associates who are either:
(1)    Career mobile Associates;
(2)    Associates who are permanently relocated and/or localized (other than on an expatriate basis) to a country where the Associate is unable to participate in a competitive retirement plan (defined as a retirement plan that allows for accruals needed to provide the Associate with a competitive total rewards package); or
(3)    Associates who are hired to work in a country where the Associate is unable to participate in a competitive retirement plan (defined as a retirement plan that allows for accruals needed to provide the Associate with a competitive total rewards package).
(c)    Grandfathered Participants shall continue to be Participants on July 1, 2009, notwithstanding that such Participants may not satisfy the requirements of Section 3.1(b) above.

3.2    Termination of Participation

A Participant’s participation in the Plan shall terminate on the earlier of: (a) the date on which he or she is localized in a country where a competitive retirement plan exists; or (b) the date such Participant experiences a Separation from Service, or, in either case, if later, the date on which any benefits payable under the Plan to or on behalf of such Participant have been fully distributed.

3.3    Contributions by the Participant

A Participant is not required to, nor may a Participant, contribute to the Plan.

ARTICLE 4 - ACCOUNTS

4.1    Establishment of Account

An Account shall be established for each Participant, which shall be credited each Plan Year with Pay-Based Credits and Interest Credits. A Participant’s Account may include an Initial Credit, as provided in Section 4.4 below. A Participant’s Account may be composed of two sub-Accounts, one sub-Account in which Section 409A Amounts are credited and one sub-Account in which Non-Section 409A Amounts are credited. The Participant’s Account at any time is the total of the Initial Credit, if any, and the accumulated Pay-Based Credits and Interest Credits.

4.2    Pay-Based Credits

A Participant’s Pay-Based Credits for a Plan Year shall equal the Participant’s Covered Pay for the portion of such year that the Participant participates in the Plan (which may be less than the entirety of such year), multiplied by (a) twelve and one-half percent (12.5%) for Grandfathered Participants, and (b) five percent (5%) for New Participants. New Participants shall be eligible for an additional Pay-Based Credit of up to ten percent (10%) of their Covered Pay for the portion of the Plan Year that the Participant participates in the Plan, such additional credit to de determined in the sole discretion of the Administrator. The Pay-Based Credits shall be credited to the Account as of the last day of the Plan Year, based on the amount of Covered Pay paid to the Participant in such Plan Year for the portion of such year that the Participant participates in the Plan. If a Participant experiences a Separation from Service or becomes ineligible to participate in the Plan during the Plan Year, the Pay-Based Credit for such Plan Year will be based on Covered Pay through such Separation from Service or last day of eligibility.

For New Participants, Pay-Based Credits will only be made for the portion of the Plan Year that the Participant remains an eligible Associate in accordance with Sections 3.1(b) above, as determined by the Administrator in his sole discretion. For Grandfathered Participants, Pay-

Based Credits will only be made for the portion of the Plan Year that the Participant is unable to participate in a competitive retirement plan (defined as a retirement plan that allows for accruals needed to provide the Participant with a competitive total rewards package), as determined by the Administrator in his sole discretion. Upon the cessation of Pay-Based Credits, the Participant’s Account will continue to be credited with Interest Credits until such time as the Participant receives a distribution of his Account under the Plan, or until the Participant has a Separation from Service without a vested interest under the Plan.

4.3    Interest Credits

(a)    A Participant’s Interest Credits for a Plan Year shall equal the product of the balance of the Participant’s Account as of the beginning of the Plan Year, multiplied by the Interest Rate for the Plan Year. The Interest Credit shall be credited to the Account as of the last day of the Plan Year.

(b)    The Interest Rate applicable for the Interest Credit for a given Plan Year shall be the greater of:

(1)    the average daily yield on a thirty (30) year U.S. Treasury bond in November of the calendar year immediately preceding the Plan Year; or

(2)    five percent (5%).

(c)    A final pro-rated Interest Credit shall be credited to a Participant’s Account immediately before the distribution of the Participant’s Account is made to the Participant (or, in the case of a deceased Participant, to his estate) for the portion of the Plan Year prior to the date on which the Account is valued for distribution purposes.

4.4    Initial Credit

The Administrator may, in his sole discretion, grant a Participant an Initial Credit at the time that he becomes a Participant. Such Initial Credit shall be considered to be an opening Account balance under the Plan as of the date the Participant’s participation in the Plan begins, and, for the Plan Year for which the Initial Credit is made, a pro-rated Interest Credit shall be credited to the Participant’s Account with respect to such Initial Credit as of the last day of such Plan Year. Any Initial Credit shall be disclosed in the notice provided by the Administrator pursuant to Section 3.1(a) above.

4.5    Earning of Credits by Disabled Associate

(a)    If a Participant becomes Disabled, he will continue to earn Credits during the Disability Period.

(b)    The amount credited to the Participant’s Account during the Disability Period shall include Interest Credits pursuant to Section 4.3 above, and Pay-Based Credits based on the Covered Pay payable to the Participant during the Plan Year in which the Disability occurs, annualized for the Plan Year.

(c)    The Disability Period shall begin on the date on which the Participant becomes Disabled, and shall end on the earliest of:

(1)    the date on which the Participant recovers from the Disability, as determined in the sole discretion of the Administrator;

(2)    the date on which the Participant incurs a Separation from Service (which date, in accordance with Section 2.16 above, may not extend the Disability Period beyond twenty-nine (29) months); or

(3)    the Participant’s death.

ARTICLE 5 – DISTRIBUTION OF BENEFITS

5.1    Amount of Benefit to be Distributed

The benefit payable to the Participant shall equal his Account balance, to the extent that it is vested.

5.2    Vesting of Benefit

A Grandfathered Participant shall be one hundred percent (100%) vested in his Account upon the completion of five (5) years of service with the Company. A New Participant shall be vested in his Account in accordance with the following schedule: (a) thirty-three percent (33%) upon the completion of one (1) year of service with the Company; (b) sixty-seven percent (67%) upon the completion of two (2) years of service with the Company; and (c) one hundred percent (100%) vested upon the completion of three (3) years of service with the Company.

For purposes of this Section, a Participant shall be credited with a year of service if he is employed by the Company for a twelve (12) consecutive month period, including, if applicable, any period of service with the Company before the Participant became a Participant in the Plan. A period during which a Participant is receiving salary continuation payments shall not count as service with the Company.

5.3    Timing and Form of Distribution

The Plan will make distribution of the vested Account to the Participant within ninety (90) days following the Participant’s Separation from Service, or to the Participant’s estate, if the Participant has died, in a lump-sum payment in cash, subject to Section 5.6 below.

5.4    Restoration to Service

If a Participant who had a Separation from Service is restored to service, any payment of his benefit under the Plan due to him as a result of such Separation from Service shall continue to be made to him as if the Participant were not restored to service. If the Participant is entitled under the terms of his new employment to again earn additional Pay-Based Credits under the Plan, he shall commence to do so upon his rehire and such amounts shall be accounted for under the Plan in an Account separate and apart from the Account, if any, that is being paid out to the Participant. Notwithstanding the foregoing, a Participant who incurs a Separation from Service will forfeit any portion of his Account balance that is not vested under Section 5.2 above at the time of his Separation from Service, and, in the event such Participant is subsequently restored to service, such Participant will not be re-credited with any amounts that he previously forfeited.

5.5    Not Regular or Ordinary Compensation

The benefits provided under the Plan shall not be considered regular or ordinary compensation.

5.6    Six-Month Wait for Specified Employees

To the extent that any amount payable under the Plan constitutes a “deferral of compensation” (as that term is defined in Section 409A), then, notwithstanding any other provision in the Plan to the contrary, such amount will not be paid to the Participant during the six (6) month period immediately following such Participant’s Separation from Service if such Participant is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by Avon Products, Inc.) at the time of his Separation from Service. During the seventh (7th) month following the month in which such Separation from Service occurs, all amounts that otherwise would have been paid to such Participant during that six (6) month period, but were not so paid due to this Section 5.6, will be paid to such Participant in a single lump-sum payment. This six (6) month delay will cease to be applicable if the Participant’s Separation from Service occurs due to his death or if the Participant dies before the six (6) month period has elapsed. For the avoidance of doubt, this Section 5.6 will not apply to Non-Section 409A Amounts.

Amounts that are not paid to a Participant because of this Section 5.6 at the time such amounts otherwise would have been paid to such Participant will accrue Interest Credits under Section 4.3(b) above from the date such amount would have been paid to such Participant but for this Section 5.6 through the day immediately preceding the date that such amount is actually paid to such Participant.

ARTICLE 6 - CURRENCY CONVERSIONS

6.1    Currency Conversion in Administration of the Plan

The Plan shall be administered at all times using denominations of United States currency. For purposes of determining each year’s Credits, all amounts (including Covered Pay) shall be converted to United States currency using the Average Exchange Rate for such year. The “Average Exchange Rate” shall equal the average of the Avon Authorized Foreign Exchange Rate for each month of such year, as published by the Primary Sponsor from time to time.

6.2    Benefit Payments

All benefit payments under Article 5 above shall be in the form of United States currency. If requested by a Participant at the time that his benefits become payable, such amounts may, in the Administrator’s discretion, be converted to foreign currency using the Avon Authorized Foreign Exchange Rate in effect on the date such benefits are paid.

ARTICLE 7 – GENERAL PROVISIONS

7.1        Administration

The administration of the Plan, including but not limited to the exclusive and discretionary power to interpret and carry out its provisions, is the responsibility of the Administrator.

7.2        Funding

All amounts payable in accordance with the Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company.

7.3        No Contract of Employment

The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Associate and to treat him without regard to the effect that such treatment might have upon him as a Participant in the Plan.

7.4        Facility of Payment

In the event that the Administrator determines that a Participant is unable to care for his affairs because of illness or accident, the Administrator may direct that any benefit payment due him under the Plan, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, child, parent, or other blood relative, or to a person with whom such Participant resides, and any such payment so made shall be a complete discharge of the liabilities of the Company for such benefit payments.

7.5        Withholding Taxes

The Company shall have the right to deduct from each Account and payment to be made under the Plan any required withholding taxes.

7.6        Nonalienation

(a)    Subject to any applicable law, and except as set forth below, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagement, or torts of the Participant.

(b)    Notwithstanding any other provision of the Plan to the contrary, the Company shall make payments hereunder to an individual other than a Participant before such payments are otherwise due to the Participant if the Administrator determines (i) for Participants whose Plan benefits are subject to the U.S. Internal Revenue Code, that such payments are being made in order to fulfill the requirements of a “domestic relations order” (as defined in Internal Revenue Code Section 414(p)(1)(B)), and (ii) for other Participants, that such payments are required under the laws of the applicable jurisdiction to comply with a domestic relations order or similar order issued by a court in such jurisdiction.

7.7        Claims Procedure

(a)    A Participant, or his estate if the Participant is deceased, may submit a claim for payment of benefits under the Plan upon the Participant’s Separation from Service. Every claim for benefits under the Plan shall be in writing directed to the Administrator.
(b)    Each claim filed shall be decided by the Administrator within a reasonable time from its receipt, but not later than ninety (90) days after receipt of the claim by the Administrator (unless special circumstances require an extension of such time, in which case a detailed written notice of such extension will be given to the claimant within the initial ninety (90) day period and such claim shall be decided no later than one hundred eighty (180) days after receipt of the claim by the Administrator). A claim that is not decided within the applicable time period may be considered to be denied. If a claim is denied in whole or in part, then the claimant shall be given written notice of the denial in language calculated to be understood by the claimant, which notice shall:
(1)    specify the reason or reasons for the denial;
(2)    specify the Plan provisions giving rise to the denial; and
(3)    describe any further information or documentation necessary for the claim to be honored, explain why such documentation or information is necessary, and explain the Plan's review procedure.
(c)    Upon written request of any claimant whose claim has been denied in whole or in part, the Administrator shall make a full and fair review of the claim and furnish the claimant with a written decision concerning it. Such request for review must be made by the claimant to the Administrator within sixty (60) days following the claimant's receipt of the benefit denial (or the claim being deemed denied), and any such review will take into account all documents and information submitted by the claimant upon review, whether or not such documents and information were submitted or considered as part of the initial claim. As part of the review process, a claimant shall:
(1)    have the opportunity to submit written comments, documents, records, and other information relating to the claim; and
(2)    be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.
(d)    Each request for review filed shall be decided by the Administrator within a reasonable time from its receipt, but not later than sixty (60) days after receipt of the request by the Administrator (unless special circumstances require an extension of such time, in which case a detailed written notice of such extension will be given to the claimant within the initial sixty (60) day period and such claim shall be decided no later than one hundred twenty (120) days after receipt of the claim by the Administrator). A request for review that is not decided within the applicable time period may be considered to be denied. If a request for review is denied in whole or in part, then the claimant shall be given written notice of the denial in language calculated to be understood by the claimant, which notice shall:
(1)    specify the reason or reasons for the denial;
(2)    specify the Plan provisions giving rise to the denial;

(3)    state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and
(4)    contain a statement of any rights that the claimant may have to bring a civil action under Section 502(c) of the Employee Retirement Income Security Act of 1974, as amended.
7.8        Construction

(a)    Except as otherwise provided by applicable law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York.

(b)    The masculine pronoun shall mean the feminine wherever appropriate.

ARTICLE 8 - AMENDMENT OR TERMINATION

The Primary Sponsor reserves the right to modify or amend, in whole or in part, or to terminate the Plan, at any time. However, no modification, amendment, or termination of the Plan shall adversely affect the right of any Participant to receive the amount of the benefit accrued under the Plan in respect of such Participant as of the date of modification, amendment, or termination. In the event of a Plan termination, Accounts under the Plan will cease to accrue Credits under Article 4 above, except that, for the year in which the Plan is terminated, Pay-Based Credits and Interest Credits will be made for the portion of the year that has elapsed before the Plan is terminated, and Accounts shall be paid out in accordance with Article 5 above, as in effect on the date of such Plan termination.

IN WITNESS WHEREOF, the Primary Sponsor has executed the amended and restated Plan on this      day of                    , 2009, effective as of January 1, 2009.

AVON PRODUCTS, INC.

By:	/s/ Lucien Alziari
Title:	SVP HR